Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269235

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED FEBRUARY 24, 2023

This Prospectus Supplement (the “Supplement”) supplements and amends the prospectus dated February 24, 2023 (the “Base Prospectus”), the prospectus supplement dated April 25, 2023 (the “First Prospectus Supplement”), and the prospectus supplement dated October 31, 2024 (the “Second Prospectus Supplement,” and together with the Base Prospectus, the First Prospectus Supplement, and this prospectus supplement, the “Prospectus”), covering the offering, issuance and sale of up to a maximum aggregate offering amount of $11,000,000 of our ordinary shares, par value NIS 0.000216 per share (“Ordinary Shares”), that may be issued and sold under a sales agreement with Jefferies LLC (the “ATM Facility”).

The purpose of this Supplement is to terminate the ATM Facility and the continuous offering by us under the Prospectus, effective January 7, 2025. The sales agreement with Jefferies LLC was terminated effective January 6, 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2025.